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EXHIBIT (a)(1)(iv)

[CELESTICA LETTERHEAD]
LETTER OF TRANSMITTAL — EMPLOYEE ELECTION FORM — Please print

Name of Optionee:	Celestica Employee number:

Celestica Site of Employment:	Towers Perrin ID number (as indicated on statement):

I have received the Offer to Purchase Specified Options, dated June 13, 2005, including the schedules thereto (the Offer to Purchase), and this Letter of Transmittal (the Letter of Transmittal which, together with the Offer to Purchase, as each may be amended from time to time, constitutes the offer). All capitalized terms used in this Letter of Transmittal but not defined herein have the same meanings as in the Offer to Purchase.

Upon the terms and subject to the conditions of the offer, I understand that I may tender all of my Options identified on my personal option status schedule (the Schedule), for the cash consideration as set forth in the offer, less any applicable taxes. I understand that Celestica does not presently intend to make any new option grants until the date that is at least six months and one day after the expiration of the offer, and that there can be no assurance that any options will be granted to me after that period expires.

YES — I WISH TO TENDER MY OPTIONS.

Please read the following, sign below and return this Letter of Transmittal to your site representative or to Towers Perrin.

By executing and delivering this Letter of Transmittal, I acknowledge and agree that:

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  Celestica's acceptance of all of my Options identified in the Schedule (referred to in this Letter of Transmittal as my Tendered Options) will constitute a binding agreement between Celestica and me upon the terms and subject to the conditions of the offer. Upon Celestica's acceptance of the Tendered Options, all the Tendered Options will be cancelled and I will have no right to purchase subordinate voting shares under the terms and conditions of the Tendered Options;

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  Under the circumstances set forth in the Offer to Purchase, Celestica may extend, terminate or amend the offer and postpone its acceptance and cancellation of any Options tendered for purchase. In such an event, the Tendered Options will not be accepted and the Options will remain in effect and unchanged;

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  Celestica will be entitled to withhold from the aggregate cash consideration to be received by me for the Tendered Options the amount necessary to satisfy any taxes required to be withheld;

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  Celestica will defer payment of 50% of the Option Purchase Price for a three-year period if I am eligible to receive an aggregate Option Purchase Price of more than U.S.$10,000, and I will forfeit that deferred portion of the Option Purchase Price and any accrued interest if I leave Celestica under certain circumstances;

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  In order to receive the cash consideration as payment for the Tendered Options, I must hold Options and be an eligible participant (as described in the Offer to Purchase) on the date of this offer; and

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  Celestica has advised me to consult with my own tax, financial and other advisors as to the consequences of participating or not participating in the offer.

I hereby transfer my entire ownership interest in the Tendered Options to Celestica. I understand that all of these Tendered Options will be cancelled effective as of July 11, 2005, unless the Offer to Purchase is extended, if my Tendered Options are accepted by Celestica. I acknowledge that the tender is entirely voluntary. I also acknowledge that the tender will be irrevocable at 5:01 P.M., Eastern Time, on July 11, 2005, unless the Offer to Purchase is extended by Celestica in its sole discretion, in which case the tender will become irrevocable upon expiration of the extension.

I hereby elect to tender all of my Tendered Options.

Signature of Employee	Date

NO — I DO NOT WISH TO PARTICIPATE IN THE OFFER.

Please sign below and return this Letter of Transmittal to your site representative or to Towers Perrin.

I hereby elect to not tender any of my options.

Signature of Employee	Date

If this Letter of Transmittal (election form) is signed by a trustee, executor, administrator, guardian or attorney-in-fact, or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Celestica of the authority of that person to so act must be submitted with this Letter of Transmittal (election form).

All questions as to the number of Options to be accepted for payment and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Options will be determined by Celestica in its sole discretion. Celestica's determinations shall be final and binding on all parties. Celestica reserves the right to reject any or all tenders of Options it determines not to be in proper form or the acceptance of which may, in the opinion of Celestica's counsel, be unlawful. Celestica also reserves the right to waive any of the conditions of the offer and any defect or irregularity in the tender of any particular Options, and Celestica's interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No tender of Options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as Celestica shall determine. Neither Celestica nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notice.

By signing and returning the Letter of Transmittal (election form) indicating that I elect to tender my options, I represent and warrant to Celestica that:

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  I have full power and authority to tender the Tendered Options and, when and if the Tendered Options are accepted for purchase by Celestica, they will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer, other than pursuant to the applicable Plan documents, and the Tendered Options will not be subject to any adverse claims; and

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  upon request, I will execute and deliver any additional documents deemed by Celestica to be necessary or desirable to complete the purchase of my Tendered Options.

  Participation Instructions:

    Complete the first page of this form and deliver it personally to your site representative so that it is RECEIVED well in advance of the expiration date. In addition, for participants in Canada, a drop box for your Letter of Transmittal (election form) will be provided in the Human Resources department at 844 Don Mills Road and in the Mail Room at 1150 Eglinton Avenue East and, for participants in the United States, you may send your Letter of Transmittal (election form) to the Celestica U.S. Human Resources Service Center by facsimile at 1-877-899-0402. Alternatively, you may send your Letter of Transmittal (election form) to Towers Perrin by facsimile at +44-117-984-4622. This form must be RECEIVED by your site representative, Celestica U.S. Human Resources Service Center or Towers Perrin before 5:01 P.M., Eastern Time on July 11, 2005, unless the Offer to Purchase Specified Options is extended by Celestica in its sole discretion. Delivery by e-mail will not be accepted.

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LETTER OF TRANSMITTAL — EMPLOYEE ELECTION FORM